Exhibit 4.15

WARRANT AGREEMENT AMENDMENT

THIS WARRANT AGREEMENT AMENDMENT (the “Agreement”), dated as of December 17, 2009, is entered into by and among Raptor Pharmaceutical Corp. (the “Company”) and Flower Ventures, LLC (“Flower”).  Defined terms not otherwise defined herein shall have the meanings set forth in the Warrant Agreement (as defined below).

WHEREAS, Flower holds a warrant originally issued by Raptor Pharmaceuticals Corp. (“RPC”) on December 14, 2007, a copy of which is attached hereto as Exhibit A (as amended by the Warrant Acknowledgement, the “Warrant Agreement”);

WHEREAS, pursuant to the merger transaction described in the Company’s Current Report on Form 8-K filed on October 5, 2009, the Company assumed the Warrant Agreement;

WHEREAS, Flower has executed and delivered that certain Notice and Acknowledgement with respect to the Warrant Agreement and merger transaction, a copy of which is attached hereto as Exhibit B (the “Warrant Acknowledgement”); and

WHEREAS, the Company and Flower desire to amend the Warrant Agreement as set forth hereunder.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Flower hereby agree as follows:

1.	Amendment. The following is added as new Section 19 of the Warrant Agreement:

“19.   Notwithstanding anything herein to the contrary, the Holder and the Corporation agree that the Holder shall not have the right to exercise this Warrant during the period commencing on December 17, 2009 until February 20, 2010.  Notwithstanding anything herein to the contrary, from and after February 20, 2010, the number of shares (the “Warrant Shares”) of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by the Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  Each delivery of an Exercise Form by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section and determined that issuance of the full number of Warrant Shares requested in such Exercise Form is permitted under this Section.  The Corporation’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation and in no event later than 5:00 p.m., New York City time, on the last day of the Exercise Period.    By written notice to the Corporation, which will not be effective until the 61st day after such notice is delivered to the Corporation, the Holder may waive the provisions of this Section but only to change the beneficial ownership limitation to 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant, and the provisions of this Section 19 shall continue to apply.  Upon such a change by a Holder of the beneficial ownership limitation from such 4.99% limitation to such 9.9% limitation, the beneficial ownership limitation may not be further waived by such Holder.”

2.	Miscellaneous.

(a)           Except as expressly set forth above, all of the terms and conditions of the Warrant Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

 (b)           This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

(c)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its principles governing conflicts of law.

[SIGNATURE PAGE FOLLOWS]

LEGAL_US_W # 63493002.2

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

RAPTOR PHARMACEUTICAL CORP.

By: /s/ Christopher M. Starr, Ph.D.

Name: Christopher M. Starr, Ph.D.
Title: Chief Executive Officer

FLOWER VENTURES, LLC

By: /s/ Nicholas Stergis

Name: Nicholas Stergis
Title: Managing Member

[Signature Page to Warrant Agreement Amendment]